NewsRelease
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TC PipeLines, LP announces 2020 fourth quarter and year-end financial results
HOUSTON, Texas – February 24, 2021 – TC PipeLines, LP (NYSE: TCP) (the Partnership) today reported fourth quarter 2020 net income attributable to controlling interests of $74 million and distributable cash flow of $76 million for the three months ended December 31, 2020. For the year ended December 31, 2020, net income attributable to controlling interests was $284 million and distributable cash flow was $255 million.
“The Partnership’s diversified portfolio of regulated, long-term contracted assets performed well in 2020 and generated solid operational results,” said Nathan Brown, president of TC PipeLines, GP Inc. "With the COVID-19 pandemic front and center, our energy transportation services were deemed essential given the critical role our assets play in the functioning of the North American economy. Our operating assets have been largely unimpacted and we continue to deliver our services with employee health and safety as paramount values. Our positive results underscore the resilience and stability of our business.”

“We also continued to progress our suite of capital projects. Phase III of PNGTS’s Portland XPress project was placed into service on November 1 as planned and our other projects are proceeding as scheduled,” concluded Brown.
Full year and fourth quarter highlights (unaudited)
•Full year highlights
•Generated net income attributable to controlling interests of $284 million;
◦Generated adjusted EBITDA of $488 million and distributable cash flow of $255 million;
•Paid cash distributions of $189 million to the common unitholders and the General Partner;
•Declared cash distribution of $2.60 per common unit for 2020;
•Continued permitting, engineering and construction activities on our PNGTS, GTN and Tuscarora growth projects;
•Continued to progress our North Baja and Iroquois’s capital projects;
•The Partnership’s outlook was revised by Standard & Poor’s to CreditWatch Positive in October 2020 in connection with TC Energy's offer to acquire the Partnership's outstanding publicly-held common units;
•GTN issued $175 million of 10-year fixed rate Senior Notes at 3.12 percent in June 2020;
•PNGTS issued $125 million of 10-year fixed rate Senior Notes at 2.84 percent in 2020 together with a $125 million 3-year Private Shelf Facility; and
•The Partnership’s Board of Directors reached a unanimous agreement in mid-December 2020 in support of a merger agreement providing for the acquisition by TC Energy of all outstanding TC PipeLines publicly-held common units.
•Fourth quarter highlights
•Generated net income attributable to controlling interests of $74 million;

•Generated adjusted EBITDA of $123 million and distributable cash flow of $76 million;
•Paid cash distributions of $47 million to the common unitholders and the General Partner;
•Declared cash distribution of $0.65 per common unit for the fourth quarter of 2020;
•Continued permitting, engineering and construction activities on our PNGTS, GTN and Tuscarora growth projects; and
•Continued to progress our North Baja and Iroquois’s projects.

The Partnership’s financial highlights for the fourth quarter and full year of 2020 compared to the same periods in 2019 were:

Three months ended			Twelve months ended
December 31,			December 31,
(millions of dollars, except per common unit amounts)	2020	2019	2020	2019
Net income	78	82	301	298
Net income attributable to controlling interests	74	76	284	280
Net income per common unit – basic and diluted (a)	$1.01	$0.95	$3.90	$3.74

Earnings before interest, taxes, depreciation and amortization (EBITDA) (b)	124	119	479	460
Adjusted EBITDA(b)	123	127	488	517

Cash distributions paid	(47)	(47)	(189)	(189)
Class B distributions paid (c)	-	-	(8)	(13)
Distributable cash flow (b)	76	76	255	340

Cash distribution declared per common unit	$0.65	$0.65	$2.60	$2.60

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of net income attributable to TC PipeLines GP, Inc. (the General Partner), by the weighted average number of common units outstanding. Refer to the “Financial Summary-Consolidated Statements of Operations” section of this release.
(b)EBITDA, Adjusted EBITDA and Distributable Cashflow are non-GAAP financial measures. Refer to the description of these non-GAAP financial measures in the section of this release entitled “Non-GAAP Measures” and the Supplemental Schedule for further detail, including a reconciliation to the comparable GAAP measures.
(c)Reflects distributions allocable to Class B units in the years ended December 31, 2019 and 2018 and paid in the twelve months ended December 31, 2020 and 2019, respectively.
Recent business developments:
Current outlook:
On March 11, 2020, the World Health Organization declared COVID-19 a global pandemic. As primary operator of our pipelines, TC Energy Corporation’s (TC Energy) business continuity plans remain in place across the organization and TC

Energy continues to effectively operate our assets, conduct commercial activities and execute on projects with a focus on health, safety and reliability. Our business is broadly considered essential in the United States given the important role our infrastructure plays in providing energy to North American markets. We believe that TC Energy’s robust continuity and business resumption plans for critical teams, including gas control and commercial and field operations, will continue to ensure the safe and reliable delivery of energy that our customers depend upon.

Our pipeline assets are largely backed by long-term, take-or-pay contracts resulting in revenues that are materially insulated from short-term volatility associated with fluctuations in volume throughput and commodity prices. More importantly, a significant portion of our long-term contract revenue is with investment-grade customers and we have not experienced any material collection issues on our receivables to date. Aside from the impact of maintenance activities and normal seasonal factors, to date we have not seen any material changes in the utilization of our assets. Additionally, to date, we have not experienced any significant impacts on our supply chain. While it is too early to ascertain any long-term impact that the COVID-19 pandemic may have on our capital growth program, we note that we could experience some delay in construction and other related activities. For more information on our capital growth program, see “Status of our capital growth program” below.

We continue to conservatively manage our financial position, self-fund our ongoing capital expenditures and maintain our debt at prudent levels and we believe we are well positioned to fund our obligations through a prolonged period of disruption, should it occur. Based on current expectations, we believe our business will continue to deliver consistent financial performance going forward and support our current quarterly distribution level of $0.65 per common unit.

Planned merger with TC Energy

On December 14, 2020, the Partnership entered into a definitive agreement with TC Energy pursuant to which TC Energy will acquire all the outstanding common units of the Partnership not beneficially owned by TC Energy or its affiliates in exchange for 0.70 TC Energy common shares for each outstanding Partnership common unit.

The transaction is expected to close late in the first quarter of 2021 subject to the approval by the holders of a majority of outstanding common units of the Partnership and customary regulatory approvals. Upon closing, the Partnership will be wholly-owned by TC Energy and will cease to be a publicly-held master limited partnership.

Status of our capital growth program:

•PNGTS’s Portland XPress (PXP) Phase III was commercially placed in service on November 1, 2020;
•PNGTS’s Westbrook XPress Phase II construction is progressing as planned;
•GTN XPress Phase I reliability enhancement project is progressing as planned. Work at several points along the line requires further permitting under the normal FERC process, as do the expansion facilities that will be constructed in 2022 and 2023;
•North Baja XPress was subject to a final investment decision (FID) by Sempra and on November 17, 2020, Sempra reached a positive FID regarding the construction and operation of its liquified natural gas facility. North Baja XPress is dependent upon North Baja securing regulatory approvals and other requirements for the project; and
•Iroquois’s ExC project continues to progress through its regulatory process and received a favorable environmental assessment in September 2020. Receipt of the FERC decision authorizing construction of the project is anticipated in the second quarter of 2021.

Results of operations
The Partnership’s net income attributable to controlling interests decreased by $2 million in the three months ended December 31, 2020 compared to the same period in 2019, mainly due to the net effect of the following:
Equity Earnings – The $2 million increase in earnings from our equity investments was primarily due to Great Lakes’ higher revenue from its short-term contracts combined with lower operating costs resulting from a decrease in TC Energy's allocated personnel costs.

Income Taxes - The $7 million increase was primarily due to an increase in deferred taxes on PNGTS due to a change in New Hampshire's Business Profits Tax rate effective in 2021. Additionally, PNGTS's current income taxes increased due to its higher net income before taxes.
Net Income attributable to non-controlling interests - The $2 million decrease was primarily due to the increase in PNGTS’s taxes noted above, resulting in a net positive impact to the Partnership’s net income attributable to controlling interests.
Non-GAAP Financial Measures
Our EBITDA was higher for the three months ended December 31, 2020 compared to the same period in 2019 by $5 million. The increase was primarily due to higher revenue from PNGTS's short-term discretionary services and increased equity earnings as discussed above.
Our Adjusted EBITDA was lower for the three months ended December 31, 2020 compared to the same period in 2019 by $4 million. The decrease was primarily due to lower distributions from Great Lakes during the quarter as a result of increased normal-course maintenance capital spending.

Our distributable cash flow for the three months ended December 31, 2020 was comparable to the same period in 2019 due to the net effect of:
•lower Adjusted EBITDA; and
•no Class B distributions declared in 2020 (2019 - $7 million) due to higher normal-course maintenance capital expenditures at GTN from increased spending on major equipment overhauls at several compressor stations and certain system upgrades in addition to the one-time cash impact on GTN’s distributable cash flow related to the funding of a commercial IT system purchase from a TC Energy affiliate on August 1, 2020.

Cash flow analysis
Operating Cash Flows

The Partnership's operating cashflows for the twelve months ended December 31, 2020 compared to the same period in 2019 were comparable primarily due to the net effect of the positive impact of certain working capital items offset by a decrease in distributions received from operating activities of equity investments. The decrease in distributions from operating activities of equity investments was due to the net impact of the following:

•no distributions from Great Lakes in the third quarter as the cash it generated during the period was used to fund a one-time commercial IT system purchase from a TC energy affiliate on August 1, 2020; and
•the receipt of Iroquois's third quarter 2019 distributions from its operating activities in the first quarter of 2020, which ordinarily would have been received during the fourth quarter of 2019, offset by the additional surplus cash distribution received from Iroquois in the third quarter of 2019 as a result of the cash it accumulated during previous years.

Investing Cash Flows

During the twelve months ended December 31, 2020, the Partnership’s cash used for investing activities increased by $230 million compared to the same period in 2019 primarily due to the net impact of the following:
•higher maintenance capital expenditures at GTN for its overhaul projects together with continued capital spending on our GTN XPress, PXP and Westbrook XPress projects;
•$29 million return of capital distribution received from Iroquois, compared to only $8 million in 2019, primarily due to the $24 million extra distribution we received in 2020 representing our 49.34% share of the reimbursement proceeds received by Iroquois from the termination of its Wright Interconnect Project; and
•$50 million distribution received from Northern Border during the second quarter of 2019 that was considered a return of investment.

Financing Cash Flows
During the twelve months ended December 31, 2020, the Partnership’s cash used for financing activities decreased by $296 million compared to the same period in 2019. The change in cash used for financing activities was primarily due to the net debt issuance of $186 million in the twelve months ended December 31, 2020 compared to a net debt repayment of $106 million for the same period in the prior year, largely due to financings put in place for the capital expenditures on our GTN XPress, PXP and Westbrook XPress expansion projects.
Overall current financial condition:
Cash and Debt position - Our overall long-term debt balance increased by approximately $188 million primarily as result of the financings put in place during the period for our expansion projects. The increase included an excess $20 million of liquidity from utilization of PNGTS's Revolving Credit Facility to fund forecasted capital spending on its Westbrook XPress project.
The $20 million liquidity position related to PNGTS, together with the $24 million return of capital special distribution we received during the third quarter from Iroquois representing our 49.34% share of the reimbursement proceeds from its terminated Wright Interconnect Project, and net excess cash generated by our solid operating cash flows resulted in an increase in the balance of our cash and cash equivalents to $200 million at December 31, 2020 compared to our position at December 31, 2019 of approximately $83 million.
Working Capital - At December 31, 2020, our current assets totaled $257 million and current liabilities amounted to $487 million, leaving us with a working capital deficit of $230 million compared to a deficit of $14 million at December 31, 2019. Our working capital deficiency is considered to be normal course for our business and is managed through:
•our ability to generate predictable and growing cash flows from operations;
•cash on hand and full access to our $500 million Senior Credit facility; and
•our access to debt capital markets, facilitated by our strong investment grade ratings, allowing us the ability to renew and/or refinance the current portion of our long-term debt.
We continue to be financially disciplined by using our available cash to fund ongoing capital expenditures and maintaining debt at prudent levels and we believe we are well positioned to fund our obligations as required.
We believe our (1) cash on hand, (2) operating cash flow, (3) $500 million available borrowing capacity under our Senior Credit Facility at February 24, 2021, and (4) if needed, and subject to customary lender approval upon request, an additional $500 million capacity that is available under the Senior Credit Facility's accordion feature, are sufficient to fund our short-term liquidity requirements, including distributions to our unitholders, ongoing capital expenditures, required debt repayments and other financing needs such as capital contribution requests from our equity investments without the need for additional common equity.

Non-GAAP financial measures
The following non-GAAP financial measures are presented as a supplement to our financial statements:
•EBITDA;
•Adjusted EBITDA;
•Total distributable cash flow; and
•Distributable cash flow.
EBITDA is an approximate measure of our operating cash flow during the current earnings period and reconciles directly to the most comparable measure of net income, which includes net income attributable to non-controlling interests and earnings from our equity investments. It measures our earnings before deducting interest, depreciation and amortization and taxes.
Adjusted EBITDA is our EBITDA, less (1) earnings from our equity investments, plus (2) distributions from our equity investments, and plus or minus (3) certain non-recurring items (if any) that are significant but not reflective of our underlying operations.
Total distributable cash flow and distributable cash flow provide measures of distributable cash generated during the current earnings period and reconcile directly to the net income amounts presented.

Total distributable cash flow includes Adjusted EBITDA less:
•AFUDC;
•Interest expense;
•Current Income taxes;
•Distributions to non-controlling interests; and
•Maintenance capital expenditures from consolidated subsidiaries.
Distributable cash flow is computed net of distributions declared to the General Partner and any distributions allocable to Class B units. Distributions declared to the General Partner are based on its two percent interest plus, if applicable, an amount equal to incentive distributions. Distributions allocable to the Class B units equal 30 percent of GTN’s distributable cash flow for the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent and if required, the percentage by which distributions payable to common units were reduced (Class B Reduction). The Class B Reduction was implemented during the first quarter of 2018 following the Partnership’s common unit distribution reduction of 35 percent. The Class B Reduction will apply to any calendar year during which distributions payable in respect of common units for such calendar year are less than $3.94 per common unit. Distributions allocable to the Class B units in 2019 equaled 30 percent of GTN’s distributable cashflow less $20 million and the Class B Reduction.
The non-GAAP financial measures described above are performance measures presented to assist investors in evaluating our business performance. We believe these measures provide additional meaningful information in evaluating our financial performance and cash generating capacity.
The non-GAAP financial measures presented as part of this release are provided as a supplement to GAAP financial results and are not meant to be considered in isolation or as substitutes for financial results prepared in accordance with GAAP. Additionally, these measures as presented may not be comparable to similarly titled measures of other companies.
For a reconciliation of these non-GAAP financial measures to GAAP measures, please see the table captioned "Reconciliation of Net income to Distributable Cash Flow” included at the end of this release.
Conference Call
Due to the pending proposed merger, the Partnership will not host a conference call in conjunction with its fourth quarter 2020 earnings. Interested parties are invited to access the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2020 on the Company’s website at https://www.tcpipelineslp.com under the “Investors” section of the site.
About TC PipeLines, LP
TC PipeLines, LP is a Delaware master limited partnership with interests in eight federally regulated U.S. interstate natural gas pipelines which serve markets in the Western, Midwestern and Northeastern United States. The Partnership is managed by its general partner, TC PipeLines GP, Inc., a subsidiary of TC Energy Corporation (NYSE: TRP). For more information about TC PipeLines, LP, visit the Partnership’s website at www.tcpipelineslp.com.
Forward-looking statements
Certain non-historical statements in this release relating to future plans, projections, events or conditions are intended to be “forward-looking statements.” These statements are based on current expectations and, therefore, subject to a variety of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including, without limitation to the ability of these assets to generate ongoing value to our unitholders, impact of TC Energy’s planned acquisition of all the Partnership’s outstanding common units not beneficially owned by TC Energy, impact of potential impairment charges, decreases in demand on our pipeline systems, increases in operating and compliance costs, the outcome of rate proceedings, the impact of recently issued and future accounting updates and other changes in accounting policies, potential changes in the taxation of MLP investments by state or federal governments such as the elimination of pass-through taxation or tax deferred distributions, our ability to identify and complete expansion and growth opportunities, operating hazards beyond our control, the impact of a potential slowdown in construction activities or delay in completion of our capital projects including increase in costs and availability of labor, equipment and materials, the impact of downward changes in oil and natural gas prices, including any effects on the creditworthiness of our shippers or the availability of natural gas in a low oil price environment, the impact of litigation and other opposition proceedings on our ability to begin work on projects and the potential impact of an ultimate court or administrative ruling to a project schedule or viability, uncertainty surrounding the impact of global health crises that reduce commercial and economic activity, including the recent outbreak of the COVID-19 virus, and the potential impact on our business and our ability to access debt and equity markets that negatively impacts the Partnership’s ability to finance its capital spending. These and other factors that could cause future results to differ materially from those anticipated are discussed in “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year-ended December 31, 2020 filed with the Securities and Exchange Commission (the SEC), as updated and supplemented by subsequent filings with the SEC. All forward-looking statements are made only as of the date made and except as required by applicable law, we undertake no obligation to update any forward-looking statements to reflect new information, subsequent events or other changes.

Media Inquiries:
Hejdi Carlsen / Jaimie Harding
403.920.7859 or 800.608.7859

Unitholder and Analyst Inquiries:
Rhonda Amundson
877.290.2772
investor_relations@tcpipelineslp.com

TC PipeLines, LP
Financial Summary

Consolidated Statements of Income	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars, except per common unit amounts)	2020	2019	2020	2019

Transmission revenues	104	104	399	403
Equity earnings	47	45	170	160
Operation and maintenance expenses	(16)	(20)	(64)	(71)
Property taxes	(6)	(7)	(26)	(26)
General and administrative	(6)	(2)	(10)	(8)
Depreciation and amortization	(21)	(20)	(89)	(78)
Financial charges and other	(19)	(20)	(73)	(83)
Net income before taxes	83	80	307	297
Income taxes	(5)	2	(6)	1
Net income	78	82	301	298

Net income attributable to non-controlling interests	4	6	17	18
Net income attributable to controlling interests	74	76	284	280

Net income attributable to controlling interest allocation
Common units	72	68	278	267
General Partner	2	1	6	5
Class B units	-	7	-	8
	74	76	284	280

Net income per common unit – basic and diluted (a)	$1.01	$0.95	$3.90	$3.74

Weighted average common units outstanding – basic and diluted (millions)	71.3	71.3	71.3	71.3

Common units outstanding, end of period (millions)	71.3	71.3	71.3	71.3

(a)Net income per common unit is computed by dividing net income attributable to controlling interests, after deduction of amounts attributable to the General Partner and Class B units, by the weighted average number of common units outstanding. The amount allocable to the General Partner equals an amount based upon the General Partner’s two percent general partner interest. The amount allocable to the Class B units in 2020 will equal 30 percent of GTN’s distributable cash flow during the year ending December 31, 2020 less $20 million, the residual of which is further multiplied by 43.75 percent. This amount is further reduced by the estimated Class B Reduction for 2020 (December 31, 2019 - $20 million less Class B Reduction) as applicable. No amounts were allocated to the Class B units during the three and twelve months ended December 31, 2020 as the threshold was not exceeded (December 31, 2019 - $7 million and $8 million).

TC PipeLines, LP
Financial Summary

Consolidated Balance Sheets

(unaudited)
(millions of dollars)	December 31, 2020	December 31, 2019

ASSETS
Current Assets
Cash and cash equivalents	200	83
Accounts receivable and other	40	43
Distribution receivable from Iroquois	-	14
Inventories	11	10
Other	6	6
	257	156
Equity investments	1,070	1,098
Property, plant and equipment
(Net of $1,250 accumulated depreciation; 2019 - $1,187)	1,747	1,528
Goodwill	71	71
TOTAL ASSETS	3,145	2,853

LIABILITIES AND PARTNERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	46	28
Accounts payable to affiliates	7	8
Accrued interest	11	11
Current portion of long-term debt	423	123
	487	170
Long-term debt, net	1,768	1,880
Deferred state income taxes	10	7
Other liabilities	47	36
	2,312	2,093
Partners’ Equity
Common units	637	544
Class B units	95	103
General partner	16	14
Accumulated other comprehensive income (loss) (AOCI)	(13)	(5)
Controlling interests	735	656
Non-controlling interest	98	104
	833	760
TOTAL LIABILITIES AND PARTNERS’ EQUITY	3,145	2,853

TC PipeLines, LP
Financial Summary

Consolidated Statement of Cash Flows

	Twelve months ended
(unaudited)	December 31,
(millions of dollars)	2020	2019

Cash Generated from Operations
Net income	301	298
Depreciation and amortization	89	78
Amortization of debt issue costs reported as interest expense	2	2
Equity earnings from equity investments	(170)	(160)
Distributions received from operating activities of equity investments	196	200
Change in other long-term liabilities	1	(1)
Equity allowance for funds used during construction	(10)	(2)
Change in operating working capital	4	(3)
	413	412
Investing Activities
Investment in Great Lakes	(10)	(10)
Investment in Iroquois	(2)	(4)
Distribution received from Iroquois as return of investment	29	8
Distribution received from Northern Border as return of investment	-	50
Capital expenditures	(278)	(75)
Other	(1)	(1)
	(262)	(32)
Financing Activities
Distributions paid to common units, including the General Partner	(189)	(189)
Distributions paid to Class B units	(8)	(13)
Distributions paid to non-controlling interests	(23)	(22)
Long-term debt issued, net of discount	385	30
Long-term debt repaid	(199)	(136)
	(34)	(330)
Increase in cash and cash equivalents	117	50
Cash and cash equivalents, beginning of period	83	33
Cash and cash equivalents, end of period	200	83

TC PipeLines, LP
Supplemental Schedule

Non-GAAP Measures
Reconciliations of Net income to Distributable Cash Flow

	Three months ended		Twelve months ended
(unaudited)	December 31,		December 31,
(millions of dollars)	2020	2019	2020	2019
Net income	78	82	301	298

Add:
Interest expense (a)	20	19	83	85
Depreciation and amortization	21	20	89	78
Income taxes	5	(2)	6	(1)

EBITDA	124	119	479	460

Less:
Equity earnings
Northern Border	(19)	(19)	(76)	(69)
Great Lakes	(17)	(14)	(56)	(51)
Iroquois	(11)	(12)	(38)	(40)
	(47)	(45)	(170)	(160)
Add:
Distributions from equity investments (b)
Northern Border	23	24	90	93
Great Lakes	11	16	43	55
Iroquois (c)	12	13	46	69
	46	53	179	217

Adjusted EBITDA(d)	123	127	488	517

Less:
AFUDC equity	(4)	(1)	(11)	(2)
Interest expense (a)	(20)	(19)	(83)	(85)
Current Income taxes	(2)	-	(3)	(1)
Distributions to non-controlling interest (e)	(5)	(7)	(22)	(21)
Maintenance capital expenditures (f)	(15)	(16)	(110)	(56)
	(46)	(43)	(229)	(165)

Total Distributable Cash Flow	77	84	259	352
General Partner distributions declared (g)	(1)	(1)	(4)	(4)
Distributions allocable to Class B units (h)	-	(7)	-	(8)
Distributable Cash Flow	76	76	255	340

(a)Interest expense as presented includes net realized loss or gain related to the interest rate swaps.
(b)Amounts are calculated in accordance with the cash distribution policies of each of our equity investments. Distributions from our equity investments represent our respective share of these entities’ quarterly distributable cash for the current reporting period.
(c)This amount represents our proportional 49.34 percent share of the distribution declared by our equity investee, Iroquois, for the current reporting period. For the three and twelve months ended December 31, 2019, the amounts include our 49.34 percent share of the Iroquois unrestricted cash distributions amounting to approximately $2.6 million and $7.8 million, respectively (three and twelve months ended December 31, 2020 - none).
(d)Beginning in our first quarter results of 2020, we provided Adjusted EBITDA as an additional performance measure of the current operating profitability of our assets and revised our calculation of Adjusted EBITDA to include distributions from our equity investments, net of equity earnings from our investments as described above, which were previously excluded from such measure. The presentation of Adjusted EBITDA for the three and twelve months ended December 31, 2019 was recast to conform with the current presentation. The Partnership believes the revised presentation more closely aligns with similar non-GAAP measures presented by our peers and with the Partnership’s definitions of such measures.
(e)Distributions to non-controlling interests represent the respective share of our consolidated entities’ distributable cash from earnings not owned by us for the periods presented.
(f)The Partnership’s maintenance capital expenditures include cash expenditures made to maintain, over the long term, the operating capacity, system integrity and reliability of our pipeline assets. This amount represents the Partnership’s and its consolidated subsidiaries’ maintenance capital expenditures and does not include the Partnership’s share of maintenance capital expenditures for our equity investments. Such amounts are reflected in “Distributions from equity investments” as those amounts are withheld by those entities from their quarterly distributable cash.
(g)No incentive distributions were declared to the General Partner for the three and twelve months ended December 31, 2020 and 2019.
(h)For the three and twelve months ended December 31, 2020 no distributions were allocated to the Class B units (three and twelve months ended December 31, 2019 - $7 million and $8 million).